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              [LETTERHEAD OF ERVIN, COHEN & JESSUP APPEARS HERE]


                                                               Ref. Our File No.
                                                                       00736-274

                                                              September 13, 1995

Newpark Resources, Inc.
3850 Causeway Boulevard
Suite 1770
Metairie, Louisiana 70002

Gentlemen:

    We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to 350,000 shares of Common Stock Newpark Resources, Inc., a Delaware corporation ("Newpark"), issuable from time to time upon the exercise of stock options granted and to be granted pursuant to Newpark's Amended and Restated 1988 Incentive Stock Option Plan (the "Plan"). The foregoing shares of Common Stock are hereinafter referred to as the "Shares".

    We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. Based upon our examinations and inquiries, it is our opinion that the Shares have been duly authorized by the Board of Directors of the Company and, when issued in accordance with the terms of Plan, and options granted pursuant thereto, the Shares will be validly issued, fully paid and nonassessable.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Ervin, Cohen & Jessup